Exhibit 99.1

FCA closed Q2 with Net profit at €333 million, up 69%. Adjusted EBIT was €1.5 billion, up 58% driven by strong improvement in NAFTA margin to 7.7%. Group net revenues were €29.2 billion, up 25%. Net industrial debt was €8.0 billion, down €0.6 billion from prior quarter. Full-year guidance revised upwards.

•	Worldwide shipments were 1.2 million units, in line with Q2 2014, reflecting strong performance in NAFTA and EMEA, partly offset by continued weak market conditions in LATAM. Jeep’s positive performance continued with worldwide shipments up 27%.

•	Net revenues increased 25% to €29.2 billion.

•	Adjusted EBIT[1] was €1,525 million, up 58% from €968 million in Q2 2014, with increases in NAFTA and EMEA, partially offset by decreases in LATAM and APAC. NAFTA margin improved to 7.7%.

•	Adjusted net profit[2] was €450 million, more than doubling compared to €204 million in Q2 2014.

•	Net industrial debt was €8.0 billion, down €0.6 billion from March 31, 2015. Liquidity remained strong at €25.4 billion.

•	The Group revised upwards its full-year guidance.

FIAT CHRYSLER AUTOMOBILES – Highlights

Six months ended June 30,					Three months ended June 30,
2015	2014		Change	(€ million)	2015	2014		Change
2,288	2,294		(6)	Total shipments (000s)	1,193	1,181		12
55,624	45,453		10,171	Net revenues	29,228	23,328		5,900
2,140	1,231		909	EBIT	1,348	961		387
4,962	3,590		1,372	EBITDA[3]	2,773	2,152		621
2,325	1,623		702	Adjusted EBIT[1]	1,525	968		557
907	232		675	Profit before taxes	721	455		266
425	24		401	Net profit	333	197		136
550	296		254	Adjusted net profit[2]	450	204		246
0.264	(0.012)		0.276	Basic EPS (€)	0.212	0.143		0.069
0.347	0.212		0.135	Adjusted basic EPS (€)[1]	0.289	0.149		0.14
0.264	(0.012)		0.276	Diluted EPS (€)	0.212	0.142		0.07
8,021	7,654	(5)	367	Net industrial debt	8,021	8,607	(4)	(586)
25,366	26,221	(5)	(855)	Total available liquidity	25,366	25,203	(4)	163

[1]	Adjusted EBIT is calculated as EBIT excluding: gains/(losses) on the disposal of investments, restructuring, impairments, asset write-offs and other unusual income/(expenses) that are considered rare or discrete events that are infrequent in nature.
[2]	Adjusted net profit is calculated as Net profit excluding post-tax impacts of the same items excluded from Adjusted EBIT: gains/(losses) on the disposal of investments, restructuring, impairments, asset write-offs and other unusual income/(expenses) that are considered rare or discrete events that are infrequent in nature. Adjusted basic EPS is calculated by adjusting Basic EPS for the impact of the same items excluded from Adjusted EBIT. Refer to page 10 for detailed calculation.
[3]	EBIT plus Depreciation and Amortization.
[4]	At March 31, 2015.
[5]	At December 31, 2014.

Net revenues for Q2 2015 were €29.2 billion, an increase of €5.9 billion, or 25% (+10% at constant exchange rates, or CER) from €23.3 billion for Q2 2014. Higher revenues in NAFTA (+40%; +16% CER), EMEA (+19%; +16% CER) and Components (+23%; +18% CER) were partly offset by decreases in LATAM (-15%; -13% CER) and Maserati (-17%; -29% CER).

Adjusted EBIT was €1,525 million, up €557 million (+58%; +30% CER) from Q2 2014 driven by strong performance in NAFTA and continued improvement in EMEA and Components, partially offset by lower results in LATAM and APAC. The year over year results reflect a positive translation impact from the strengthening U.S. Dollar.

NAFTA more than doubled its performance to €1,327 million (€595 million in Q2 2014) driven by higher volumes, improved net pricing and a positive translation impact, partly offset by increased industrial costs. NAFTA margin continued to improve from 4.9% in Q2 2014 to 7.7% in Q2 2015. For the six months ended June 30, 2015, NAFTA margin improved to 5.8% from 4.1% for the same period last year and is now within the 5.5% - 6.0% target set for the full year. Adjusted EBIT for LATAM decreased by €142 million to negative €79 million, reflecting lower volumes due to weak market conditions, costs for the start-up of the Pernambuco plant and costs for the Jeep Renegade commercial launch, partially offset by favorable net pricing. Excluding the costs of the Pernambuco start-up and Jeep Renegade launch, the LATAM results would have been break-even for the quarter. Adjusted EBIT for APAC was €47 million, a decrease of €63 million from Q2 2014 as a result of lower volumes and unfavorable net pricing, primarily due to challenging market conditions in China and foreign exchange effects from the Australian Dollar, partially offset by reduced marketing costs. EMEA’s Adjusted EBIT was €57 million compared to break-even in Q2 2014 resulting from increased volumes and favorable mix, partially offset by the negative foreign currency transaction impact on vehicles imported from NAFTA.

Adjusted EBIT excludes net charges of €177 million for Q2 2015 compared to €7 million for Q2 2014. The net charges for Q2 2015 are primarily composed of an €80 million charge related to the adoption of the Venezuelan government’s Marginal Currency System, or SIMADI exchange rate, due to the continuing deterioration of the economic conditions in Venezuela and an €81 million charge resulting from a consent order agreed with the U.S. National Highway Traffic Safety Administration (NHTSA).

Net financial expense totaled €627 million, €121 million higher than in Q2 2014, primarily reflecting a one-off charge of €51 million recognized in connection with the prepayment of the FCA US 2019 secured senior notes, unfavorable currency translation and higher debt levels in Brazil.

Tax expense totaled €388 million, compared to €258 million in Q2 2014, principally due to the increase in profit before taxes.

Net profit for the quarter was €333 million, compared to €197 million for Q2 2014. Profit attributable to owners of the parent was €320 million compared with €175 million for Q2 2014.

Adjusted net profit for the quarter was €450 million, compared with €204 million for Q2 2014.

Net industrial debt at June 30, 2015 was €8.0 billion, down from €8.6 billion at March 31, 2015. The €0.6 billion decrease primarily reflects positive cash flows from operating activities of €3.1 billion, partially offset by capital expenditures of €2.2 billion.

Total available liquidity was €25.4 billion at June 30, 2015, in line with March 31, 2015, with €0.7 billion of negative foreign exchange translation effects partially offsetting the positive cash flow for the period.

2015 Outlook

The Group revised upwards its full-year guidance:

•	Worldwide shipments at ~4.8 million units (from 4.8 to 5.0 million unit range);

•	Net revenues over €110 billion (from ~€108 billion);

•	Adjusted EBIT equal to or in excess of €4.5 billion (from €4.1 to €4.5 billion range);

•	Adjusted net profit in €1.0 to €1.2 billion range, with Adjusted basic EPS in €0.64 to €0.77 range (unchanged);

•	Net industrial debt in €7.5 billion to €8.0 billion range (unchanged).

Figures do not include any impacts for the previously announced capital transactions regarding Ferrari.

FIAT CHRYSLER AUTOMOBILES

Net debt and available liquidity

(€ million)	June 30, 2015	March 31, 2015	December 31, 2014
Cash maturities (principal)	(31,847)	(32,769)	(32,892)
Bank debt	(12,779)	(13,588)	(13,120)
Capital market instruments (1)	(17,107)	(17,119)	(17,729)
Other debt (2)	(1,961)	(2,062)	(2,043)
Asset-backed financing (3)	(258)	(188)	(469)
Accruals and other adjustments (4)	(121)	(355)	(305)
Gross debt	(32,226)	(33,312)	(33,666)
Cash & marketable securities	21,349	21,895	23,050
Derivative assets/(liabilities)	45	(31)	(233)
Net debt	(10,832)	(11,448)	(10,849)
Industrial activities	(8,021)	(8,607)	(7,654)
Financial services	(2,811)	(2,841)	(3,195)
Undrawn committed credit lines	4,017	3,308	3,171

Total available liquidity	25,366	25,203	26,221

(1)	Includes bonds and other securities issued in the financial markets.
(2)	Includes HCT Notes, arrangements accounted for as a lease under IFRIC 4 - Determining whether an arrangement contains a lease, and other non-bank financing.
(3)	Advances on sale of receivables and securitizations on book.
(4)	At June 30, 2015, includes: adjustments for hedge accounting on financial payables for €(55) million (€(63) million at March 31, 2015; €(67) million at December 31, 2014), current financial receivables from jointly-controlled financial services companies of €72 million (€54 million at March 31, 2015; €58 million at December 31, 2014) and accrued net financial charges of €(138) million (€(346) million at March 31, 2015; €(296) million at December 31, 2014).

Results by Segment

Three months ended June 30, 2015 and 2014

FIAT CHRYSLER AUTOMOBILES

Net revenues and Adjusted EBIT by segment – Three months ended June 30,

Net revenues				Adjusted EBIT
2015	2014	Change	(€ million)	2015	2014	Change
17,186	12,258	4,928	NAFTA	1,327	595	732
1,851	2,188	(337)	LATAM	(79)	63	(142)
1,523	1,522	1	APAC	47	110	(63)
5,470	4,610	860	EMEA	57	—	57
766	729	37	Ferrari	124	105	19
610	738	(128)	Maserati	43	61	(18)
2,549	2,073	476	Components (Magneti Marelli, Comau, Teksid)	96	65	31
211	201	10	Other	(52)	(28)	(24)
(938)	(991)	53	Unallocated items and adjustments	(38)	(3)	(35)

29,228	23,328	5,900	Total	1,525	968	557

Six months ended June 30, 2015 and 2014

FIAT CHRYSLER AUTOMOBILES

Net revenues and Adjusted EBIT by segment – Six months ended June 30,

Net revenues				Adjusted EBIT
2015	2014	Change	(€ million)	2015	2014	Change
33,363	23,990	9,373	NAFTA	1,928	975	953
3,402	4,153	(751)	LATAM	(144)	107	(251)
3,035	3,019	16	APAC	112	245	(133)
10,154	8,951	1,203	EMEA	82	(72)	154
1,387	1,349	38	Ferrari	224	185	39
1,133	1,387	(254)	Maserati	79	120	(41)
4,984	4,154	830	Components (Magneti Marelli, Comau, Teksid)	164	113	51
408	402	6	Other	(61)	(41)	(20)
(2,242)	(1,952)	(290)	Unallocated items and adjustments	(59)	(9)	(50)

55,624	45,453	10,171	Total	2,325	1,623	702

NAFTA

Six months ended June 30,				Three months ended June 30,
2015	2014	Change	(€ million)	2015	2014	Change
1,310	1,212	98	Shipments (000s)	677	627	50
33,363	23,990	9,373	Net revenues	17,186	12,258	4,928
1,928	975	953	Adjusted EBIT	1,327	595	732

Shipments were 677 thousand vehicles (+8%) and sales1 totaled 682 thousand vehicles (+5%). Market share was 12.4% in the U.S (up 30 bps from Q2 2014) and 15.0% in Canada (down 30 bps).

Net revenues were €17.2 billion, up 40% (+16% CER) primarily due to volume growth for the all-new Jeep Renegade and the all-new Chrysler 200, positive net pricing and favorable foreign currency translation effects.

Adjusted EBIT of €1,327 million, which more than doubled compared with €595 million in Q2 2014, reflects higher volumes, positive net pricing, purchasing efficiencies and a positive translation impact, partially offset by higher base material costs for vehicle content enhancements. NAFTA margin continued to improve from 4.9% in Q2 2014 to 7.7%. For the six months ended June 2015, NAFTA margin improved to 5.8% from 4.1% for the same period last year and is now within the 5.5% - 6.0% target set for the full year. Adjusted EBIT for Q2 2015 excludes the charge of €81 million related to the consent order agreed with NHTSA.

[1]	For US and Canada, “Sales” represents sales to end customers as reported by the Group’s dealer network.

LATAM

Six months ended June 30,				Three months ended June 30,
2015	2014	Change	(€ million)	2015	2014	Change
273	408	(135)	Shipments (000s)	138	203	(65)
3,402	4,153	(751)	Net revenues	1,851	2,188	(337)
(144)	107	(251)	Adjusted EBIT	(79)	63	(142)

Shipments were 138 thousand vehicles, a decrease of 32% reflecting continued macroeconomic weakness resulting in poor trading conditions in the region’s principal markets. Market share in Brazil was 19.0%, down 190 bps, due to strong competition and pricing pressures, however the Group remained the leader in the market for Q2 with a 360 bps lead over the nearest competitor. In Argentina, market share declined from 15.8% in Q2 2014 to 12.2% in Q2 2015 mainly due to continued import restrictions.

Net revenues were €1,851 million, down 15% (-13% CER) primarily due to reduced shipments.

Adjusted EBIT was negative €79 million in Q2 2015, down from €63 million in Q2 2014, reflecting lower volumes, increased start-up costs for the Pernambuco plant and marketing spending for the Jeep Renegade launch, partially offset by positive net pricing. Excluding the start-up costs for the Pernambuco plant and the commercial launch of the Jeep Renegade, LATAM results would have been at break-even for the quarter. Adjusted EBIT for Q2 2015 excludes the €80 million charge primarily resulting from the adoption of the SIMADI exchange rate due to the continuing deterioration of the economic conditions in Venezuela.

APAC

Six months ended June 30,				Three months ended June 30,
2015	2014	Change	(€ million)	2015	2014	Change
93	108	(15)	Shipments (000s)	46	54	(8)
3,035	3,019	16	Net revenues	1,523	1,522	1
112	245	(133)	Adjusted EBIT	47	110	(63)

Shipments (excluding JVs) totaled 46 thousand vehicles, down 15%, primarily due to heightened competition in China. Group retail sales (including JVs) were 14 thousand vehicles lower than Q2 2014 at 55 thousand vehicles.

Net revenues were €1,523 million, consistent with Q2 2014, but 12% lower at CER, primarily as a result of a decrease in volumes.

Adjusted EBIT was €47 million, a decrease of €63 million driven by lower volumes, unfavorable net pricing, due to an increase in incentive levels in China and unfavorable foreign exchange transaction effects for vehicle sales in Australia partially offset by a reduction in marketing costs.

EMEA

Six months ended June 30,				Three months ended June 30,
2015	2014	Change	(€ million)	2015	2014	Change
593	545	48	Shipments (000s)	322	286	36
10,154	8,951	1,203	Net revenues	5,470	4,610	860
82	(72)	154	Adjusted EBIT	57	—	57

Passenger car and light commercial vehicle (LCV) shipments totaled 322 thousand units, up 13% over Q2 2014. Passenger car shipments were up 13% to 258 thousand units and LCVs were up 12% to 64 thousand units. European passenger car market share (EU28+EFTA) was up 30 bps to 6.4% (up 70 bps to 28.6% in Italy). For LCVs, European market share2 (EU28+EFTA) was flat at 13.0% (up 60 bps to 45.1% in Italy).

Net revenues were €5,470 million (+19%; +16% CER) resulting from higher volumes and favorable product mix driven by the all-new Fiat 500X and Jeep Renegade.

Adjusted EBIT for Q2 2015 was €57 million, compared with break-even results for the same quarter in 2014. The improvement was primarily attributable to increased shipments and more favorable product mix, reflecting the continued success of the Fiat 500 family and Jeep brand, specifically from the Fiat 500X and Jeep Renegade and cost efficiencies, which were partially offset by higher costs for U.S. imported vehicles due to a weaker Euro and increased marketing costs.

2	Due to unavailability of market data for Italy, the figures reported are an extrapolation and discrepancies with actual data could exist.

Ferrari

Six months ended June 30,				Three months ended June 30,
2015	2014	Change	(€ million)	2015	2014	Change
3,694	3,668	26	Shipments (units)	2,059	1,936	123
1,387	1,349	38	Net revenues	766	729	37
224	185	39	Adjusted EBIT	124	105	19

Net revenues were €766 million, reflecting an increase of €37 million (+5%) from Q2 2014, mainly driven by higher volumes and favorable product mix, partially offset by lower sales of engines to Maserati.

Adjusted EBIT of €124 million, compared with €105 million in Q2 2014, primarily reflects an increase in volumes, improved product mix and favorable foreign currency transaction effects.

Maserati

Six months ended June 30,				Three months ended June 30,
2015	2014	Change	(€ million)	2015	2014	Change
15,587	17,532	(1,945)	Shipments (units)	8,281	9,491	(1,210)
1,133	1,387	(254)	Net revenues	610	738	(128)
79	120	(41)	Adjusted EBIT	43	61	(18)

Net revenues totaled €610 million, down 17% (-29% CER) from Q2 2014, primarily due to decreased volumes resulting from weaker demand in China and unfavorable product mix.

Adjusted EBIT decreased to €43 million from €61 million in Q2 2014 primarily due to lower volumes, unfavorable mix and net pricing, partially offset by a reduction in selling, general and administrative costs.

Components

Six months ended June 30,				Three months ended June 30,
2015	2014	Change	(€million)	2015	2014	Change
			Magneti Marelli
3,675	3,166	509	Net revenues	1,868	1,592	276
132	98	34	Adjusted EBIT	76	55	21
			Comau
1,000	697	303	Net revenues	532	336	196
31	20	11	Adjusted EBIT	20	11	9
			Teksid
352	328	24	Net revenues	172	166	6
1	(5)	6	Adjusted EBIT	—	(1)	1
			COMPONENTS
4,984	4,154	830	Net revenues (*)	2,549	2,073	476
164	113	51	Adjusted EBIT	96	65	31

(*)	Net of eliminations

Magneti Marelli

Net revenues were €1,868 million, a 17% increase over Q2 2014, reflecting positive performance in the lighting, electronic systems and powertrain businesses.

Adjusted EBIT was €76 million, an increase of €21 million (+38%) from Q2 2014 primarily related to higher volumes and the benefit of cost containment actions and efficiencies, partially offset by start-up costs related to the Pernambuco plant.

Comau

Net revenues were €532 million, a 58% increase from Q2 2014, primarily due to body assembly (previously body welding) and robotics businesses.

Adjusted EBIT increased by €9 million from Q2 2014 to €20 million primarily due to increased volumes and favorable mix.

Teksid

Net revenues were €172 million, a 4% increase over Q2 2014, primarily attributable to an 18% increase in aluminum business volumes, offset by a 7% decrease in cast iron business volumes.

Adjusted EBIT was break-even, compared with negative €1 million in Q2 2014 primarily from increased volumes from the aluminum business and favorable foreign exchange rate effects.

Brand activity in the quarter

Giulia, the eagerly anticipated all-new model of Alfa Romeo with the legendary Quadrifoglio logo, was unveiled to the international press at the newly renovated Alfa Romeo Historic Museum (“La Macchina del Tempo”) on June 24, the 105th anniversary date of the founding of Alfa Romeo in Milan, marking the start of a new chapter in the history of this legendary brand.

The new Fiat Aegea compact sedan with its significantly refined design combining comfort, spaciousness, efficiency and technology, was debuted at the 2015 Istanbul Motor Show on May 21. Sales are scheduled to commence in November 2015 in Turkey and continue in over forty countries across the EMEA region.

At the opening of Expo Milano 2015 on May 1, Fiat Chrysler Automobiles, as Official Global Partner with a fleet of 105 vehicles, together with its brands, welcomed all the visitors to the event with an outdoor campaign based on the universal language of flags composed of high impact maxi-boards, posters and video installations at the main entrances of the exhibition. The Company opened the FCA Store inside the Expo Pavilions and held a round table on the topic of “The Environment: driving change and innovation” on the occasion of the World Environment Day.

The all-new Chrysler 200 was named “Car of the Year” in April by the Rocky Mountain Automotive Press association while the all-new Chrysler 300C Platinum made Ward’s prestigious “10 Best Interiors List” for 2015.

The all-new Jeep Renegade and the Fiat 500 were selected by Kelley Blue Book for its annual list of the “10 Coolest New Cars Under $18,000” in May.

Comau unveiled its powerful powertrain solutions, machine technology and first-class industrial robots at the 14th China International Machine Tool Show in April.

EBIT to Adjusted EBIT reconciliation

FIAT CHRYSLER AUTOMOBILES-EBIT to Adjusted EBIT reconciliation

Six months ended June 30,				Three months ended June 30,
2015	2014		(€ million)	2015	2014
2,140	1,231		EBIT	1,348	961
80	92		Venezuela charge/(gain) resulting from change in exchange rate	80	(2)
81	—		NHTSA consent order	81	—
—	(8)		(Gains)/losses on the disposal of investments	—	—
12	8		Restructuring costs/(reversal)	8	(2)
4	11		Impairment expense	4	11
8	289	(1)	Other	4	—

185	392		Total adjustments	177	7

2,325	1,623		Adjusted EBIT	1,525	968

(1)	Primarily includes the €495 million charge in Q1 2014 recognized in connection with the UAW Memorandum of Understanding entered into by FCA US in January 2014 partly offset by the €223 million gain on the re-measurement to fair value of the previously exercised options on approximately 10% of FCA US’ equity interest in connection with FCA’s acquisition of the remaining 41.5 percent ownership interest in FCA US that was previously not owned.

Calculation of Adjusted Net profit

Adjusted Net Profit

Six months ended June 30,			Three months ended June 30,
2015	2014	(€ million)	2015	2014
425	24	Net profit	333	197
185	392	Adjustments (as above)	177	7
(60)	(120)	Total tax impact on adjustments	(60)	—

125	272	Total adjustments, net of taxes	117	7

550	296	Adjusted net profit	450	204

Calculation of Adjusted Basic EPS

Basic EPS - as adjusted

Six months ended June 30,			Three months ended June 30,
2015	2014		2015	2014
0.264	(0.012)	Basic EPS (€/share)	0.212	0.143
125	272	Adjustments, net of taxes (€ million)	117	7
0.083	0.224	Total impact of adjustments on Basic EPS (€/share)	0.077	0.006

0.347	0.212	Adjusted basic EPS (€/share)	0.289	0.149

1,509,717	1,216,209	Weighted average number of shares (thousand)	1,511,083	1,216,269

*********

This document, and in particular the section entitled “2015 Outlook”, contains forward-looking statements. These statements may include terms such as “may”, “will”, “expect”, “could”, “should”, “intend”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terms. Forward-looking statements are not guarantees of future performance. Rather, they are based on the Group’s current expectations and projections about future events and, by their nature, are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including: the Group’s ability to reach certain minimum vehicle sales volumes; developments in global financial markets and general economic and other conditions; changes in demand for automotive products, which is highly cyclical; the Group’s ability to enrich the product portfolio and offer innovative products; the high level of competition in the automotive industry; the Group’s ability to expand certain of the Group’s brands internationally; changes in the Group’s credit ratings; the Group’s ability to realize anticipated benefits from any acquisitions, joint venture arrangements and other strategic alliances; the Group’s ability to integrate its operations; potential shortfalls in the Group’s defined benefit pension plans; the Group’s ability to provide or arrange for adequate access to financing for the Group’s dealers and retail customers; the Group’s ability to access funding to execute the Group’s business plan and improve the Group’s business, financial condition and results of operations; various types of claims, lawsuits and other contingent obligations against the Group; disruptions arising from political, social and economic instability; material operating expenditures in relation to compliance with environmental, health and safety regulation; developments in labor and industrial relations and developments in applicable labor laws; increases in costs, disruptions of supply or shortages of raw materials; exchange rate fluctuations, interest rate changes, credit risk and other market risks; our ability to achieve the benefits expected from the proposed separation of Ferrari; political and civil unrest; earthquakes or other natural disasters and other risks and uncertainties.

Any forward-looking statements contained in this document speak only as of the date of this document and the Company does not undertake any obligation to update or revise publicly forward-looking statements. Further information concerning the Group and its businesses, including factors that could materially affect the Company’s financial results, is included in the Company’s reports and filings with the U.S. Securities and Exchange Commission, the AFM and CONSOB.

On July 30, 2015, at 3p.m. BST, management will hold a conference call to present the 2015 Half-Year results to financial analysts and institutional investors. The call can be followed live and a recording will be available later on the Group website (http://www.fcagroup.com/en-us/pages/home.aspx). The supporting document will be made available on the website prior to the call.

London, July 30, 2015